Exhibit 23.1

KMPG LLP

750 East Pratt Street, 18th Floor

Baltimore, MD 21202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 2, 2026, with respect to the consolidated financial statements of Supernus Pharmaceuticals, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Baltimore, Maryland
June 22, 2026